Exhibit 5.7

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN
416.862.6666 FACSIMILE

Toronto

Montréal
April 6, 2011
Ottawa
TO: THE PERSONS NAMED IN ANNEX A HERETO
Calgary
Dear Sirs:
New York

Case New Holland Inc. Issue of Guaranteed Senior Notes

We have acted as special counsel to CNH Canada, Ltd. (the “Canadian Guarantor”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) being filed by Case New Holland Inc., a Delaware corporation (the “Company”), CNH Global, N.V., a Netherlands public limited liability company (the “Parent”), and certain subsidiaries of the Parent named therein (collectively with the Parent, the “Guarantors”), including the Canadian Guarantor, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Securities Act”), relating to the registration of $1,500,000,000 principal amount of the Company’s 7  7/8% Senior Notes due 2017 (the “New Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding 7  7/8% Senior Notes due 2017 (the “Old Notes”), all as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed (the “Guarantees”) by the Guarantors. Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old Notes were, and the New Notes will be, issued under an indenture dated June 28, 2010 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

All capitalized terms used in this opinion letter, unless otherwise defined in this opinion letter, shall have the meanings specified in the Indenture.

A.	Documentation

As such counsel, we have examined an executed copy of each of the following (individually, a “Document” and, collectively, the “Documents”):

(a)	the Indenture;

(b)	the form of Guarantees endorsed on the New Notes to be executed by the Canadian Guarantor; and

(c)	the form of New Note.

osler.com

We have also reviewed a copy of the Registration Statement.

B.	Jurisdiction

We are solicitors qualified to practise law in the Province of Ontario and, we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario (“Applicable Laws”).

C.	Scope of Examination

In connection with the opinions expressed in this letter, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

D.	Assumptions and Reliances

In expressing the opinions in paragraph 1 under Section E, we have relied solely upon a certificate of compliance issued by the Department of Industry Canada, dated April 4, 2011, a copy of which has been delivered to you.

For purposes of the opinions expressed in this letter, we have assumed:

(a)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials are true; and

(c)	that each of the Documents has been duly authorized, executed and delivered by, and is enforceable in accordance with their respective terms against, all parties to them other than the Canadian Guarantor.

E.	Opinions

On the basis of the foregoing, we are of the opinion that:

1.	The Canadian Guarantor has been duly incorporated and is a validly existing corporation under the laws of Canada.

2.	The Canadian Guarantor has all necessary corporate power and capacity to enter into each of the Documents to which it is a party and to perform its obligations under the applicable Documents.

3.	The execution and delivery by the Canadian Guarantor of each of the Documents to which it is a party and the performance of its obligations under such Documents have been duly authorized by all necessary corporate action on the part of the Canadian Guarantor.

4.	Each of the Documents to which the Canadian Guarantor is a party has been duly executed by it. To the extent that matters relating to the delivery under the Documents are governed by Applicable Laws, the Documents have been duly delivered by the Canadian Guarantor.

The opinions expressed in this opinion letter are given solely for the benefit of the addressees hereof in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person, except that this opinion letter may be relied upon by Sullivan & Cromwell LLP as if it were addressed to them.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the New Notes”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Yours very truly,

Osler, Hoskin & Harcourt LLP

RJF/JL

ANNEX A

Case New Holland Inc.

CNH Global, N.V.

Tower B, 10th Floor

World Trade Center, Amsterdam Airport

Schiphol Boulevard 217

1118 BH Amsterdam

The Netherlands